Exhibit 99.1
Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2015 Financial Results

Company meets quarterly revenue and EPS guidance and completes acquisition of Marchi Thermal Systems.

HAYWARD, Calif., April 20, 2015 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter ended March 27, 2015.

The financial information presented for the first quarter of 2015 includes two full months of operations of Marchi Thermal Systems, Inc. (“Marchi”). Ultra Clean acquired substantially all of the assets comprising Marchi’s business, and assumed certain liabilities, on February 5, 2015.

Revenue for the first quarter of 2015 was $125.3 million, an increase of 4.4% compared to the fourth quarter of 2014 and a decrease of 13.1% compared to the same period a year ago.  Semiconductor revenue was 90.0% of total revenue and revenue outside the U.S. accounted for 31.8% of total revenue for the first quarter of 2015.

Gross margin for the first quarter of 2015 was 15.9%, compared to 15.3% for the previous quarter and 16.2% for the same period a year ago.

The Company recorded net income for the first quarter of fiscal 2015 of $1.2 million, or $0.04 per share (basic and diluted) compared to net income of $3.5 million, or $0.12 per share (basic and diluted), in the previous quarter and net income of $7.1 million, or $0.24 per share (basic and diluted), for the same period a year ago. Net income for the first quarter of 2015 includes pre-tax charges of $1.1 million for intangible amortization costs associated with the AIT and Marchi transactions, $2.4 million associated with a payment to our former CEO upon his retirement, $0.7 million related to the write-off of unamortized loan costs of our previous credit facility upon the entry into our new credit facility and $0.1 million related to acquisition costs of Marchi. Excluding these charges the Company would have reported earnings of $0.14 per diluted share for the first quarter of 2015. The Company’s tax rate for the first quarter of 2015 was 30.7%.

Cash and cash equivalents at the end of the first quarter of fiscal year 2015 was $69.6 million, a decrease of $9.4 million from the previous quarter.  Outstanding debt was $75.6 million at the end of the first quarter of fiscal year 2015. The increase in outstanding debt of $27.4 million from the previous quarter was used to finance the cash portion of the Marchi transaction.

Jim Scholhamer, UCT’s Chief Executive Officer, stated:  “On February 5, we announced that UCT completed the acquisition of Marchi, which strengthens the value proposition for customers in the semiconductor equipment market. The integration of Marchi is on plan; we have made great progress to date. We are beginning to realize the combined company’s improved competitive position in gas panels as well as opening the door for new opportunities for additional modules and components in the Semiconductor OEM equipment market.

Commenting on UCT’s corporate guidance, Scholhamer noted: “Due to some short term reductions in semiconductor equipment spend by several of the major chipmakers, we expect revenue for the second quarter of 2015 to range between $112.0 million to $117.0 million, with diluted earnings per share in the range of $0.00 to $0.03. Excluding amortization costs associated with the mergers with AIT and Marchi and other one-time charges, we expect diluted earnings per share to be in the range of $0.04 to $0.07. We are forecasting a tax rate of 28% for the second quarter of 2015.”

UCT will conduct a conference call today, Monday, April 20, 2015, beginning at 1:45 p.m. PDT.
The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international).  The confirmation number for live broadcast and replay is 12627023 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. UCT offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. UCT’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. UCT is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, “forward-looking statements” (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “anticipates,” “projection,” “forecast,” “believes,” “plan,” “expect,” “future,” “intends,” “may,” “will,” “estimates,” “predicts,” and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to second quarter 2015 revenue and earnings per share and our forecasted tax rate for the second quarter of fiscal 2015, as well as our anticipated competitive position and integration of Marchi. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report on Form 10-K for the year ended December 26, 2014 as filed with the Securities and Exchange Commission. UCT undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended
	March 27,	March 28,
	2015	2014

Sales	$125,318	$144,224
Cost of goods sold	105,399	120,913
Gross profit	19,919	23,311

Operating expenses:
Research and development	2,566	1,767
Sales and marketing	2,845	2,661
General and administrative	11,860	9,722
Total operating expenses	17,271	14,150
Income from operations	2,648	9,161

Interest and other income (expense), net	(956)	(629)
Income before provision for income taxes	1,692	8,532
Income tax provision	519	1,476
Net income	$1,173	$7,056

Net income per share:
Basic	$0.04	$0.24
Diluted	$0.04	$0.24
Shares used in computing net income per share:
Basic	30,485	28,877
Diluted	30,964	29,918

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 27,	December 26,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$69,607	$78,997
Accounts receivable, net of allowance	69,625	61,817
Inventory	59,912	56,850
Other current assets	11,871	10,783
Total current assets	211,015	208,447

Equipment and leasehold improvements, net	14,476	10,841
Goodwill	74,298	55,918
Purchased intangibles, net	39,057	16,824
Other non-current assets	3,867	4,112
Total assets	$342,713	$296,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$4,847	$9,541
Accounts payable	50,128	48,944
Other current liabilities	8,490	7,683
Total current liabilities	63,465	66,168

Bank debt and other long-term liabilities	73,657	41,422
Total liabilities	137,122	107,590

Stockholders’ equity:
Common stock	165,700	149,834
Retained earnings	39,891	38,718
Total stockholders’ equity	205,591	188,552
Total liabilities and stockholders’ equity	$342,713	$296,142